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                                                                  EXHIBIT 8.1



                                 [LETTERHEAD]


October 11, 1995

Corporate Bank
2740 North Grand Avenue
Santa Ana, California  92711





Dear Ladies/Gentlemen:

This tax opinion is on the proposed merger (the "Merger") of Corporate Bank, a California corporation ("Corporate"), with and into California United Bank, National Association, a national banking association ("CUB"), pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization (the "Agreement") dated as of October 1995 by and among CU Bancorp, a California corporation ("Bancorp"), CUB, and Corporate.

Based upon and subject to the items set forth below, the discussion attached at Appendix A (which may be included as part of the Registration Statement on Form S-4 to be filed by Bancorp with the Securities and Exchange Commission (the "Registration Statement") under the caption "Certain Federal Income Tax Consequences") expresses our opinion as to the material federal income tax consequences applicable to holders of the Common Stock of Corporate.

The following items are critical aspects of our opinion:

1.    Scope of Opinion

      You have asked for our opinion on the U.S. federal income tax consequences. We have not considered any nonincome tax or state, local, or foreign income tax consequences and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any nonincome tax or any state, local, or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters.

2.    Language

      The language expressed in the Registration Statement, including the "Certain Federal Income Tax Consequences" section is the responsibility of Corporate. Arthur Andersen LLP will provide suggested language, but Corporate must utilize its legal counsel in drafting the final language to be used in the Registration Statement.
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                          [SECOND SHEET LETTERHEAD]


Corporate Bank
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October 11, 1995




3.    Facts/Assumptions

      In rendering our opinion, we have relied upon the accuracy and completeness of the facts, information, assumptions, and representations as contained in (i) the Agreement, (ii) the Representations made by Bancorp, CUB, Corporate, and Ray Adams, who was a certain principal shareholder of Corporate (the "Principal Shareholder"), (iii) the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions. In our analysis, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, and the authenticity (whether originals or copies) of all documents submitted to us. Both Bancorp and Corporate have represented to us that the above contain all of the facts and assumptions necessary for us to form our opinion; however, we have not independently audited or otherwise verified any of these facts or assumptions.

4.    Effect of Misstatement of or Changes in Facts, Assumptions, or
      Representations

      A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations we have relied upon may require a modification of all or a part of this opinion.

5. Responsibility to Update Opinion for Changes in Facts, Assumptions, or Representations

      Our opinion is as of October 11, 1995, and we have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions, or representations occurring after this date.

6.    Premise of Opinions

      The opinions expressed herein are based solely upon our interpretation of the Internal Revenue Code (the "Code") and income tax regulations as interpreted by court decisions and by rulings and procedures issued by the Internal Revenue Service (the "IRS") as of the date of this letter.
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                          [SECOND SHEET LETTERHEAD]


Corporate Bank
Page 3
October 11, 1995





7.    Weight of Opinion

      In analyzing the authorities relevant to the potential tax issues outlined in the opinions, we have applied the standards of "substantial authority" and "more likely than not proper," as used in Code Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not proper.

8.    Effect of Our Opinion on Tax Authorities

      The opinions expressed herein are not binding on the IRS, and there can be no assurance that the IRS will not take a position contrary to any of the opinions expressed herein.

      The opinions expressed herein reflect our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism. Furthermore, in recent years, the court of law has exhibited a willingness to interpret prior authorities, as well as to develop new theories, in order to reach a conclusion which will maximize tax revenues. We have not considered the effect of such negotiation, pragmatism, and judicial willingness upon the outcome of such potential litigation or other adversarial proceedings.

      The opinions expressed herein reflect what we regard to be the material federal income tax effects to Corporate's shareholders as a result of the Merger; nevertheless, they are opinions only and should not be taken as an assurance of the ultimate tax treatment.

9.    Responsibility for Effect of Changes in Relevant Authorities

      The discussion and conclusions set forth herein are based upon the Code, Treasury Regulations, and existing administrative and judicial interpretations thereof as of October 11, 1995, all of which are subject to change. If there is a change, including a change having retroactive effect, in the Code, Treasury Regulations, IRS rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinions expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for changes in the above-listed law and authority occurring after the above date.
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                          [SECOND SHEET LETTERHEAD]


Corporate Bank
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October 11, 1995





10.   Restrictions on Use of Opinion

      This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Arthur Andersen LLP under the heading "Certain Federal Income Tax Consequences" in the Registration Statement.

Very truly yours,


/s/ Arthur Andersen LLP